Exhibit 3.1(mm)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEW EDGE HOLDING COMPANY

******

1.                                       The name of the Corporation is New Edge Holding Company (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 1, 1999. The Certificate of Incorporation of the Corporation was amended and restated, and filed with the Secretary of State of the State of Delaware on March 1, 2000. A Certificate of Amendment of the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 21, 2000. A Certificate of Correction to the Certificate of Amendment of the Certificate of Incorporation of the Corporation filed on March 21, 2000, was filed with the Secretary of State of the State of Delaware on March 28, 2000. The Certificate of Incorporation of the Corporation was further amended and restated, and filed with the Secretary of State of the State of Delaware on October 11, 2000. The Certificate of Incorporation of the Corporation was further amended and restated, and filed with the Secretary of State of the State of Delaware on April 19, 2001. The Certificate of Incorporation of the Corporation was further amended and restated, and filed with the Secretary of State of the State of Delaware on January 29, 2002. The Certificate of Incorporation of the Corporation was further amended and restated, and filed with the Secretary of State of the State of Delaware on June 4, 2002. The Certificate of Incorporation of the Corporation was further amended and restated, and filed with the Secretary of State of the State of Delaware on October 16, 2002.

2.                                       This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

3.                                       This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation in its entirety.

The text of the Certificate of Incorporation of the Corporation as amended and restated by this Amended and Restated Certificate of Incorporation reads in its entirety as follows:

ARTICLE I

The name of the corporation is New Edge Holding Company.

ARTICLE II

The registered office of the Corporation in Delaware will be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware and the name of the registered agent will be The Corporation Trust Company.

ARTICLE III

The Corporation shall be permitted to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The corporation shall have the authority to issue one thousand (1,000) shares of Common Stock, $0.01 par value per share. The holders of the shares of stock shall have one vote per share.

ARTICLE V

The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. The Board of Directors of the Corporation shall consist of such number of members as shall be fixed from time to time by or in the manner provided in the Bylaws.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

The directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of Delaware as from time to time in effect.

A director of the Corporation shall under no circumstances have any personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for those specific breaches and acts or omissions with respect to which the General Corporation Law of Delaware expressly provides that this provision shall not eliminate or limit such personal liability of directors. The modification or repeal of this paragraph of ARTICLE VII shall not adversely affect the restriction hereunder of a director’s personal liability for any act or omission occurring prior to such modification or repeal.

The Corporation shall indemnify each director and officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Corporation’s bylaws. The modification or repeal of this paragraph of ARTICLE VII shall not adversely affect the right of indemnification of any director or officer hereunder with respect to any act or omission occurring prior to such modification or repeal.

ARTICLE VIII

The Corporation reserves the right to alter, amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to the foregoing reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by Don Moffatt, its President, and by John W. Neese, its VP-Finance, this the 13th day of April, 2006.

NEW EDGE HOLDING COMPANY

	By:	/s/ Dan Moffatt
Name: Dan Moffatt
Title: President

ATTEST:

/s/ John W. Neese
Name: John W. Neese
Title: VP-Finance